EXHIBIT 10.11

LETTERHEAD OF

ATLAS AMERICA, INC.

January 15, 2009

Mr. Eugene N. Dubay

558 West Lincoln Street

Birmingham, MI 48009

Re:	Summary of Employment Terms

Dear Gene:

This letter (the “Agreement”) will summarize the arrangements that we have agreed to regarding your prospective employment by Atlas America, Inc. (“ATLS”). Specifically, you will be joining us and will be employed as a Senior Vice-President of ATLS, and will also serve as (i) President and Chief Executive Officer of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (“APL”); (ii) President and Chief Executive Officer of Atlas Pipeline Mid-Continent, LLC ( “Atlas Mid-Continent”) (by itself, “Atlas Mid-Continent”, and together with ATLS, APL and Atlas Pipeline Holdings, L.P. (“AHD”), the “Company”); and (iii) in such other capacit(ies) to be determined with respect to the Company’s pipeline operations. The general terms and conditions of your employment are as follows:

1. Titles, Positions and Location. You will serve as a Senior Vice-President of ATLS, and your principal day-to-day responsibilities will be as President and Chief Executive Officer of the APL, as President and Chief Executive Officer of Atlas Mid-Continent (the “Position”). You will initially be principally based at Atlas Mid-Continent’s offices in Tulsa, Oklahoma. Your permanent principal location, effective as of June 30, 2009, will be determined in writing by you and ATLS. You will visit locations of the Company as is appropriate and necessary to carry out your duties and responsibilities with respect to the Position.

2. Services. You will serve the Company and its affiliates diligently, competently, and to the best of your ability during the Employment Term (defined below). You will devote substantially all of your working time and attention to the business of the Company and its affiliates, and you will not undertake any other duties which conflict with your responsibilities to the Company and its affiliates. The Company shall provide you with sufficient support, capital and personnel to assist you in performing and discharging your duties. You shall report to the Chief Executive Officer of ATLS (currently Edward E. Cohen) and, as applicable, to the boards of directors of APL and AHD (the “Boards”). You will render such services as may reasonably be required of you to accomplish the business purposes of the Company.

3. Employment Term. The term of your employment shall commence as of January 15, 2009 (the “Employment Effective Date”) and shall continue for a period of two (2) years thereafter. After the initial two (2)-year term, your employment shall automatically renew for one (1) year renewal terms at the end of each term or renewal term, unless ATLS gives notice, not less than sixty (60) days prior to the end of the term or renewal term then in effect, of its intention not to renew. The period commencing on the Employment Effective Date and ending on the date on which the term of your employment under this Agreement shall terminate is hereinafter referred to as the “Employment Term.”

4. Compensation. Your compensation shall be as follows:

(a) Base Salary. You shall receive an annual base salary (“Annual Base Salary”) of Four Hundred Thousand Dollars ($400,000). The Annual Base Salary shall be payable in accordance with ATLS’s regular payroll practices for its senior executives, as in effect from time to time.

(b) Bonus. You will be eligible to be considered for bonus compensation. Such bonus compensation will based upon reasonable criteria, including performance criteria, as the Board of Directors of ATLS shall reasonably determine. For the period ending December 31, 2009, your bonus shall be at least Three Hundred Thousand Dollars ($300,000). Notwithstanding anything to the contrary in the incentive compensation plan, program or arrangement pursuant to which a bonus is payable, any annual bonus that you shall become entitled to receive hereunder shall be deemed earned as of December 31, and shall be paid on or before March 15 of the calendar year following the calendar year for which such annual bonus is earned.

(i) Initial Equity Grant. On or shortly after the Employment Effective Date, you will be granted restricted shares, phantom units and/or options to acquire shares of APL, AHD and/or ATLS under their respective equity compensation plans, as set forth on Schedule A hereto.

(ii) Equity-Based Compensation. You shall be eligible to receive additional incentive equity-based compensation in the form of stock options, grants of restricted stock and/or other forms of equity-based compensation in APL and/or AHD as shall be determined by the Boards. Such incentive equity-based compensation shall be subject to such restrictions and vesting as is provided under the equity compensation plans of APL, AHD and/or ATLS, as applicable.

(c) Benefits. You shall be entitled to receive the following employment related benefits:

(i) Participation in Benefit Plans. (1) you shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of ATLS to the extent they are generally available to other senior officers, directors or executives of ATLS, and (2) you and/or your family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by ATLS, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of ATLS.

(ii) Expenses. ATLS shall pay, or reimburse you for, all reasonable and necessary expenses incurred in carrying out your duties under this Agreement in accordance with Company policy, including all such costs incurred in connection with your being principally based in Tulsa, Oklahoma through June 30, 2009. In addition to the aforementioned expenses related to Tulsa, in 2009, ATLS shall also pay directly up to $40,000 of your costs and expenses in relocating your residence to the permanent principal location. Also in addition to the forgoing, upon forty five (45) days written notice from you (which notice must be given not later than July 31, 2009) ATLS will purchase your current personal residence from you for an amount equal to your original purchase cost of $1,000,000, and will assume all attributes, responsibilities, costs and benefits of ownership of such residence. You agree that, if prior to June 30, 2011, your employment hereunder shall be terminated by you without Good Reason, or by ATLS for Cause (as such terms are later defined herein), then you shall repay to ATLS, within ninety (90) days of such termination of employment, an amount equal to the (i) the amount paid by ATLS to you for such residence, less (ii) the fair market value of such residence on the date ATLS acquires it from you, such fair market value to be determined by an MAI appraiser to be retained by ATLS during the forty-five (45) day notice period.

5. Confidential Information; No Solicitation; Non-Competition

(a) All confidential information or trade secrets which you may obtain relating to the business of the Company and its affiliates shall not be published, disclosed, or made accessible by you to any other person, firm, or corporation except in connection with the business, and for the benefit, of the Company and its affiliates. You shall not, until two years after your employment with the Company has terminated, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly solicit or hire, or attempt to solicit or hire, any employee of the Company or its affiliates away from the Company or its affiliates.

(b) In the event that your employment is terminated by ATLS for Cause, or is terminated by you for any reason other than for Good Reason (each as defined in Section 6 hereof), then you shall not, until eighteen (18) months after the termination of your employment, for whatever reason, for yourself or on behalf of any other person, firm, partnership, corporation, or other entity, directly or indirectly engage in any natural gas pipeline and/or processing business in the continental United States. For purposes of this clause 5(c), “to engage” shall include your acting as an owner (of more than 5%), employee, director or officer of an entity so engaged.

(c) You acknowledge that the restrictions contained in this Section 5 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of this Section will result in irreparable injury to the Company. You also acknowledge that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. You agree that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. You hereby waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. You agree that effective service of process may be made upon you by mail under the notice provisions contained in Section 9 hereof.

6. Termination. Notwithstanding anything herein to the contrary, your employment shall terminate as a result of any of the following events:

(a) Your death;

(b) Termination by ATLS for Cause. “Cause” shall encompass any of the following: i) you have committed any demonstrable and material act of fraud; (ii) illegal or gross misconduct by you that is willful and results in damage to the business or reputation of the Company; (iii) you are charged with a felony; (iv) the continued failure of you to substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after ATLS delivers you a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which ATLS believes that you have not substantially performed your duties; or (v) you have failed to follow reasonable written directions of ATLS which are consistent with your duties hereunder and not in violation of applicable law. ATLS’s termination of your employment for Cause shall be effected by ATLS providing you written notice (“Notice of Termination for Cause”) of its intention to terminate your employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provision(s) of this Agreement on which it relies. You shall have ten (10) business days after receipt of such written notice to cure such failure;

(c) Termination by ATLS without Cause upon forty-five (45) days prior written notice to you;

(d) Termination by ATLS upon your Disability. “Disability” shall mean that you become disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith, that you, by reason of such physical or mental disability, are rendered unable to perform your duties and services hereunder. A termination of your employment by ATLS for Disability shall be communicated to you by written notice, and shall be effective on the thirtieth (30th) day after your receipt of such notice (the “Disability Effective Date”), unless you return to full-time performance of your duties before the Disability Effective Date;

(e) Termination by you for “Good Reason” upon thirty (30) days’ prior written notice to ATLS. “Good Reason” shall mean: (i) any substantial breach of this Agreement by ATLS that either is not taken in good faith or is not remedied by ATLS promptly after receipt of notice thereof from you; provided, however, that Termination by you for Good Reason shall be effective only if such failure has not been cured within ninety (90) days after the Notice of Termination for Good Reason (as later defined in this paragraph) has been given to ATLS by you; or (ii) a Change of Control (defined below), and provided further, that for the avoidance of doubt, any change without your written agreement in permanent principal location from the location determined pursuant to Paragraph 1 will constitute a substantial breach of this Agreement. A termination of your employment for Good Reason shall be effectuated by you providing ATLS with thirty (30) days prior written notice (“Notice of Termination for Good Reason”) of the termination within two (2) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of ATLS that constitutes Good Reason and the specific provision(s) of this Agreement on which you rely. As used herein, “Change of Control” shall mean the occurrence of any of the following: (a) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”), of fifty percent (50%) or more of ATLS’s voting securities or all or substantially all of the assets of ATLS by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or (b) ATLS consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction of ATLS (a “Corporate Transaction”) with an unaffiliated entity, other than a Related Entity (as defined below), in which either (A) the directors of ATLS as applicable immediately prior to the Corporate Transaction constitute less than a majority of the board of directors of the surviving, new or combined entity, unless one-half of the board of directors of the surviving, new or combined entity were directors of ATLS immediately prior to such Corporate Transaction and ATLS’s chief executive officer immediately prior to such Corporate Transaction continues as the chief executive officer of the surviving, new or combined entity, or (B) the voting securities of ATLS immediately before the Corporate Transaction represent less than sixty (60) percent of the combined voting power immediately after the Corporate Transaction of the outstanding securities of (I) ATLS, (II) the surviving entity or (III) in the case of a division, each entity resulting from the division; or (c) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by ATLS’s stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or (d) the shareholders of ATLS approve a plan of complete liquidation, or winding-up of ATLS or an agreement of sale or disposition (in one transaction or a series of transactions) of all or substantially all of ATLS’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below). For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of the Company or you or any member of your immediate family including your spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as amended;

(f) Your termination without Good Reason upon sixty (60) day’s prior written notice to ATLS; and

(g) Termination by ATLS at the end of the Employment Term by reason of non-renewal. In the event that ATLS provides you with notice of non-renewal pursuant to Section 3, your termination shall constitute a termination without Cause.

(h) The “Date of Termination” means the date of your death, the Disability Effective Date, the date on which the termination of your employment by ATLS for Cause, by ATLS without Cause, by you for Good Reason is effective, or the date on which you give ATLS notice of a termination of employment without Good Reason, as the case may be.

7. Consideration Payable to You upon Termination.

(a) Death. If your employment is terminated by reason of your death during the Employment Term, ATLS shall pay to your designated beneficiaries (or, if there is no such beneficiary, to your estate or legal representative), in a single lump sum cash payment within sixty (60) days after the Date of Termination, the sum of the following amounts:

(i) portion of your Annual Base Salary through the Date of Termination that has been earned and not yet paid;

(ii) an amount representing the incentive compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such incentive compensation would be equal to the amount of cash incentive compensation that you earned for the prior fiscal year, multiplied by a fraction, the numerator of which is the number of days worked in the current fiscal year through the Date of Termination, and the denominator of which is the total number of work days in the relevant current fiscal year; and

(iii) any accrued but unpaid incentive compensation for a prior incentive period and any accrued but unpaid vacation pay.

All other benefits, payments or compensation provided to you hereunder shall terminate and your rights in any unvested stock option or unit of APL, AHD or ATLS shall be governed solely by the terms of the applicable plan.

(b) By ATLS for Cause; By You Other than for Good Reason. If your employment is terminated by ATLS for Cause or if you terminate your employment other than for Good Reason, ATLS shall pay to you your accrued but unpaid Annual Base Salary through the Date of Termination. All other benefits, payments or compensation to be provided to you hereunder shall be governed solely by the terms of the applicable plan.

(c) By ATLS Other than For Cause or Death; By You for Good Reason. If ATLS terminates your employment, other than for Cause or Death, if you terminate employment for Good Reason, and you execute and do not revoke a customary release in a form provided by ATLS, ATLS shall pay to you:

(i) Pro-rated cash incentive compensation for the year that includes the Date of Termination, based on actual performance for the year. The pro-rata amount will be calculated as the annual amount based on performance, multiplied by a fraction, the numerator of which is the number of days worked in the current fiscal year through the Date of Termination, and the denominator of which is the total number of work days in the relevant current fiscal year. The pro-rated amount shall be payable in a lump sum payment on the date on which you otherwise would have been paid the incentive compensation had you remained employed by ATLS;

(ii) Monthly severance pay for the remainder of the Employment Term in an amount equal to one-twelfth (1/12) of (x) your Annual Base Salary and (y) your Annual Incentive Compensation (defined below). The severance pay shall be payable in monthly installments in accordance with ATLS’s regular payroll practices, commencing within sixty (60) days after the Date of Termination, subject to the six (6)-month delay described in Section 16(a), if applicable. “Annual Incentive Compensation” shall mean the annual amount of cash incentive compensation paid to you for the fiscal year prior to your year of termination;

(iii) For the remainder of the Employment Term, you may elect continued health coverage under the Company’s health plan in which you participated at the Date of Termination, as in effect from time to time, provided that you shall be responsible for paying the full monthly cost of such coverage. The monthly cost shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

(iv) Each month in which you pay the COBRA Premium, ATLS shall reimburse you for the COBRA Premium in an amount equal to the COBRA Premium cost of continued health coverage under the Company’s health plan, less the monthly premium charge that is paid by the Company’s employees for such coverage.

(v) Any restrictions on any APL, AHD and/or ATLS stock options or units outstanding on the Date of Termination shall terminate as of the Date of Termination and all such options or units shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of your employment.

The payments and benefits provided pursuant to this Section 7(c) are intended as liquidated damages for a termination of your employment by ATLS other than for Cause or for the actions of ATLS leading to a termination of your employment by you for Good Reason, and shall be the sole and exclusive remedy therefore. If you are terminated by reason of Disability, you shall assign to Company any benefits received on account of Company provided disability insurance for the period on which this severance payment is based (i.e., through the end of the term of this Agreement). You shall not be required to mitigate the amount of any payment provided for in this Section 7(c) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by you as the result of employment by any other person, firm or corporation. If you become entitled to receive payments provided for in Section 7(c) of this Agreement, you hereby waive your right to receive payments under any severance plan or similar program of the Company.

8. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or delivered by nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Atlas America, Inc.

1845 Walnut Street, 10th Fl.

Philadelphia, PA 19103

Attn: Chief Legal Officer

If to you, to:

Mr. Eugene N. Dubay

558 West Lincoln Street

Birmingham, MI 48009

or to such other names or addresses as the Company or you, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of ATLS and executed on its behalf by a duly authorized officer and by you.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, you shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

15. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) days after the date of your death. A “specified employee” shall mean an employee who, during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board of ATLS. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(b) This Agreement is intended to comply with the requirements of section 409A of the Code or an exemption, and shall in all respects be administered in accordance with section 409A or an exemption. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

By execution hereof, you are confirming that you are free to enter into employment with ATLS pursuant to the terms identified herein. Please acknowledge your acceptance of and agreement to the terms of this Agreement by signing a copy of this Agreement where indicated and returning it to me.

Sincerely, ATLAS AMERICA, INC.

By:

ACCEPTED AND AGREED:

Eugene N. Dubay

SCHEDULE A TO LETTER AGREEMENT

WITH EUGENE N. DUBAY

EQUITY COMPENSATION

•	100,000 options of Atlas America, Inc. which vest 25% per year on the anniversary of the Employment Effective Date.

•	100,000 options of Atlas Pipeline Partners, L.P. which vest 25% per year on the anniversary of the Employment Effective Date.

•	100,000 options of Atlas Pipeline Holdings, L.P. which vest 25% on the third anniversary of the Employment Effective Date and 75% on the fourth anniversary of the Employment Effective Date.